Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: January 31, 2024

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Southfield, Michigan – January 31, 2024 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $93.6 million, or $7.29 per diluted share, for the three months ended December 31, 2023 compared to consolidated net income of $127.3 million, or $9.58 per diluted share, for the same period in 2022. Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2023 was $129.1 million, or $10.06 per diluted share, compared to $156.1 million, or $11.74 per diluted share, for the same period in 2022. The following table summarizes our financial results:

(In millions, except per share data)	For the Three Months Ended			For the Years Ended December 31,
	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022
GAAP net income	$93.6	$70.8	$127.3	$286.1	$535.8
GAAP net income per diluted share	$7.29	$5.43	$9.58	$21.99	$39.32

Adjusted net income (1)	$129.1	$139.5	$156.1	$535.6	$720.1
Adjusted net income per diluted share (1)	$10.06	$10.70	$11.74	$41.17	$52.85
(1)    Represents a non-GAAP financial measure.

Our results for the fourth quarter of 2023 in comparison to the fourth quarter of 2022 included:
•A larger decrease in forecasted collection rates
The decrease in forecasted collection rates decreased forecasted net cash flows from our loan portfolio by $57.0 million, or 0.6%, compared to a decrease in forecasted collection rates during the fourth quarter of 2022 that decreased forecasted net cash flows from our loan portfolio by $41.1 million, or 0.5%.
•A decrease in forecasted profitability for Consumer Loans assigned in 2020 through 2022
Forecasted profitability was lower than our estimates at December 31, 2022, due to a decline in forecasted collection rates since the fourth quarter of 2022 and slower forecasted net cash flow timing during 2023, primarily as a result of a decrease in Consumer Loan prepayments to below-average levels.
•Growth in Consumer Loan assignment volume and the average balance of our loan portfolio
Unit and dollar volumes grew 26.7% and 21.3%, respectively, as compared to the fourth quarter of 2022. The average balance of our loan portfolio, which is our largest-ever, increased 9.1% and 13.4% on a GAAP and adjusted basis, respectively, as compared to the fourth quarter of 2022.
•An increase in the initial spread on Consumer Loan assignments
The initial spread increased to 21.7% compared to 20.9% on Consumer Loans assigned in the fourth quarter of 2022.
•An increase in our average cost of debt
The increase in our average cost of debt was primarily a result of higher interest rates on recently-completed or extended secured financings and the repayment of older secured financings with lower interest rates.

Our results for the fourth quarter of 2023 in comparison to the third quarter of 2023 included:
•A smaller decrease in forecasted collection rates
The decrease in forecasted collection rates decreased forecasted net cash flows from our loan portfolio by $57.0 million, or 0.6%, compared to a decrease in forecasted collection rates during the third quarter of 2023 that decreased forecasted net cash flows from our loan portfolio by $69.4 million, or 0.7%.
•A decrease in forecasted profitability for Consumer Loans assigned in 2021 through 2023
Forecasted profitability was lower than our estimates at September 30, 2023, due to the decline in forecasted collection rates during the fourth quarter of 2023 and the slower forecasted net cash flow timing discussed above.
•Growth in the average balance of our loan portfolio
The average balance of our loan portfolio, which is our largest-ever, increased 2.6% and 3.4% on a GAAP and adjusted basis, respectively, as compared to the third quarter of 2023.
•An increase in the initial spread on Consumer Loan assignments
The initial spread increased to 21.7% compared to 21.4% on Consumer Loans assigned in the third quarter of 2023.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital, and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate for each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our aggregated forecast of Consumer Loan collection rates as of December 31, 2023, with the aggregated forecasts as of September 30, 2023, as of December 31, 2022, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	December 31, 2023	September 30, 2023	December 31, 2022	Initial Forecast	September 30, 2023	December 31, 2022	Initial Forecast
2014	71.7%	71.7%	71.7%	71.8%	0.0%	0.0%	-0.1%
2015	65.2%	65.2%	65.2%	67.7%	0.0%	0.0%	-2.5%
2016	63.8%	63.8%	63.8%	65.4%	0.0%	0.0%	-1.6%
2017	64.7%	64.7%	64.7%	64.0%	0.0%	0.0%	0.7%
2018	65.5%	65.5%	65.2%	63.6%	0.0%	0.3%	1.9%
2019	66.9%	66.8%	66.6%	64.0%	0.1%	0.3%	2.9%
2020	67.6%	67.5%	67.8%	63.4%	0.1%	-0.2%	4.2%
2021	64.5%	64.9%	66.2%	66.3%	-0.4%	-1.7%	-1.8%
2022	62.7%	63.5%	66.3%	67.5%	-0.8%	-3.6%	-4.8%
2023 (2)	67.4%	67.6%	—	67.5%	-0.2%	—	-0.1%

(1)    Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates.
(2)    The forecasted collection rate for 2023 Consumer Loans as of December 31, 2023 includes both Consumer Loans that were in our portfolio as of September 30, 2023 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments.

	Forecasted Collection Percentage as of			Current Forecast Variance from
2023 Consumer Loan Assignment Period	December 31, 2023	September 30, 2023	Initial Forecast	September 30, 2023	Initial Forecast
January 1, 2023 through September 30, 2023	67.4%	67.6%	67.6%	-0.2%	-0.2%
October 1, 2023 through December 31, 2023	67.4%	—	67.4%	—	0.0%

Consumer Loans assigned in 2018 through 2020 have yielded forecasted collection results significantly better than our initial estimates, while Consumer Loans assigned in 2015, 2016, 2021, and 2022 have yielded forecasted collection results significantly worse than our initial estimates. For all other assignment years presented, actual results have been close to our initial estimates. For the three months ended December 31, 2023, forecasted collection rates declined for Consumer Loans assigned in 2021 through 2023 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the year ended December 31, 2023, forecasted collection rates improved for Consumer Loans assigned in 2018 and 2019, declined for Consumer Loans assigned in 2020 through 2022, and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes in forecasted collection rates for the three months and year ended December 31, 2023 and 2022 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(Dollars in millions)	For the Three Months Ended December 31,		For the Years Ended December 31,
Decrease in Forecasted Net Cash Flows	2023	2022	2023	2022
Dealer loans	$(36.0)	$(24.2)	$(125.3)	$(41.6)
Purchased loans	(21.0)	(16.9)	(81.0)	(18.1)
Total	$(57.0)	$(41.1)	$(206.3)	$(59.7)
% change from forecast at beginning of period	-0.6%	-0.5%	-2.3%	-0.7%

During the second quarter of 2023, we adjusted our methodology for forecasting the amount and timing of future net cash flows from our loan portfolio through the utilization of more recent Consumer Loan performance and Consumer Loan prepayment data. During the first half of 2023, we experienced a decrease in Consumer Loan prepayments to below-average levels and, as a result, slowed our forecasted net cash flow timing. The below-average levels of Consumer Loan prepayments continued through the fourth quarter of 2023. Historically, Consumer Loan prepayments have been lower in periods with less availability of consumer credit. Changes in the amount and timing of forecasted net cash flows are recognized in our GAAP results in the period of change through provision for credit losses and in our adjusted results prospectively over the remaining forecast period of the loans through finance charges. The implementation of the adjustment to our forecasting methodology during the second quarter of 2023 reduced forecasted net cash flows by $44.5 million, or 0.5%, and increased provision for credit losses by $71.3 million.

We have experienced increased levels of uncertainty associated with our estimate of the amount and timing of future net cash flows from our loan portfolio since the beginning of 2020, with realized collections underperforming our expectations during the early stages of the COVID-19 pandemic, outperforming our expectations following the distribution of federal stimulus payments and enhanced unemployment benefits, and underperforming our expectations during the current economic environment. For the period from January 1, 2020 through December 31, 2023, the cumulative change to our forecast of future net cash flows from our loan portfolio has been an increase of $13.8 million, or 0.2%. Forecasting collection rates accurately is challenging, so we have designed our business model to produce acceptable levels of profitability across our portfolio, even if loan performance is less than forecasted in the aggregate.

The following table presents information on Consumer Loan assignments for each of the last 10 years:

	Average			Total Assignment Volume
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)	Unit Volume	Dollar Volume (2) (in millions)
2014	$15,692	$7,492	47	223,998	$1,675.7
2015	16,354	7,272	50	298,288	2,167.0
2016	18,218	7,976	53	330,710	2,635.5
2017	20,230	8,746	55	328,507	2,873.1
2018	22,158	9,635	57	373,329	3,595.8
2019	23,139	10,174	57	369,805	3,772.2
2020	24,262	10,656	59	341,967	3,641.2
2021	25,632	11,790	59	268,730	3,167.8
2022	27,242	12,924	60	280,467	3,625.3
2023 (3)	27,025	12,475	61	332,499	4,147.8

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)The averages for 2023 Consumer Loans include both Consumer Loans that were in our portfolio as of September 30, 2023 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2023 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2023 through September 30, 2023	$26,991	$12,512	61
October 1, 2023 through December 31, 2023	27,137	12,387	61

The profitability of our loans is primarily driven by the amount and timing of the net cash flows we receive from the spread between the forecasted collection rate and the advance rate, less operating expenses and the cost of capital. Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability across our portfolio, even if collection rates are less than we initially forecast.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, and spreads (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2023, as well as forecasted collection rates and spreads at the time of assignment. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	Forecasted Collection % as of			Spread % as of
Consumer Loan Assignment Year	December 31, 2023	Initial Forecast	Advance % (1)	December 31, 2023	Initial Forecast	% of Forecast Realized (2)
2014	71.7%	71.8%	47.7%	24.0%	24.1%	99.8%
2015	65.2%	67.7%	44.5%	20.7%	23.2%	99.5%
2016	63.8%	65.4%	43.8%	20.0%	21.6%	99.1%
2017	64.7%	64.0%	43.2%	21.5%	20.8%	98.7%
2018	65.5%	63.6%	43.5%	22.0%	20.1%	96.9%
2019	66.9%	64.0%	44.0%	22.9%	20.0%	92.5%
2020	67.6%	63.4%	43.9%	23.7%	19.5%	83.7%
2021	64.5%	66.3%	46.0%	18.5%	20.3%	69.1%
2022	62.7%	67.5%	47.4%	15.3%	20.1%	43.5%
2023 (3)	67.4%	67.5%	46.2%	21.2%	21.3%	14.2%
(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)    Presented as a percentage of total forecasted collections.
(3)    The forecasted collection rate, advance rate and spread for 2023 Consumer Loans as of December 31, 2023 include both Consumer Loans that were in our portfolio as of September 30, 2023 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates, and spreads for each of these segments:

	Forecasted Collection % as of			Spread % as of
2023 Consumer Loan Assignment Period	December 31, 2023	Initial Forecast	Advance %	December 31, 2023	Initial Forecast
January 1, 2023 through September 30, 2023	67.4%	67.6%	46.4%	21.0%	21.2%
October 1, 2023 through December 31, 2023	67.4%	67.4%	45.7%	21.7%	21.7%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2019 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate as of December 31, 2023 and the advance rate ranges from 15.3% to 24.0%, on an annual basis, for Consumer Loans assigned over the last 10 years. The spreads with respect to 2019 and 2020 Consumer Loans have been positively impacted by Consumer Loan performance, which has exceeded our initial estimates by a greater margin than the other years presented. The spread with respect to 2022 Consumer Loans has been negatively impacted by Consumer Loan performance, which has been lower than our initial estimates by a greater margin than the other years presented. The higher spread for 2023 Consumer Loans relative to 2022 Consumer Loans as of December 31, 2023 is primarily due to the underperformance of the 2022 Consumer Loans. Additionally, 2023 Consumer Loans had a higher initial spread due to a decrease in the advance rate.

The following table compares our forecast of aggregate Consumer Loan collection rates as of December 31, 2023 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	December 31, 2023	Initial Forecast	Variance	December 31, 2023	Initial Forecast	Variance
2014	71.6%	71.9%	-0.3%	72.6%	70.9%	1.7%
2015	64.6%	67.5%	-2.9%	68.9%	68.5%	0.4%
2016	63.0%	65.1%	-2.1%	66.1%	66.5%	-0.4%
2017	64.0%	63.8%	0.2%	66.3%	64.6%	1.7%
2018	64.9%	63.6%	1.3%	66.8%	63.5%	3.3%
2019	66.5%	63.9%	2.6%	67.5%	64.2%	3.3%
2020	67.4%	63.3%	4.1%	67.8%	63.6%	4.2%
2021	64.2%	66.3%	-2.1%	65.0%	66.3%	-1.3%
2022	62.0%	67.3%	-5.3%	64.3%	68.0%	-3.7%
2023	66.4%	66.8%	-0.4%	70.1%	69.4%	0.7%

(1)    The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment. The forecasted collection rates represent the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, and spreads (the forecasted collection rate less the advance rate) as of December 31, 2023 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2014	71.6%	47.2%	24.4%	72.6%	51.8%	20.8%
2015	64.6%	43.4%	21.2%	68.9%	50.2%	18.7%
2016	63.0%	42.1%	20.9%	66.1%	48.6%	17.5%
2017	64.0%	42.1%	21.9%	66.3%	45.8%	20.5%
2018	64.9%	42.7%	22.2%	66.8%	45.2%	21.6%
2019	66.5%	43.1%	23.4%	67.5%	45.6%	21.9%
2020	67.4%	43.0%	24.4%	67.8%	45.5%	22.3%
2021	64.2%	45.1%	19.1%	65.0%	47.7%	17.3%
2022	62.0%	46.4%	15.6%	64.3%	50.1%	14.2%
2023	66.4%	44.8%	21.6%	70.1%	49.8%	20.3%

(1)    The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread as of December 31, 2023 on 2023 dealer loans was 21.6%, as compared to a spread of 15.6% on 2022 dealer loans. The increase was primarily as a result of Consumer Loan performance, as the performance of 2022 dealer loans has been significantly lower than our initial estimates. Additionally, 2023 dealer loans had a higher initial spread, due to the advance rate decreasing by a greater margin than the initial forecast.

The spread as of December 31, 2023 on 2023 purchased loans was 20.3%, as compared to a spread of 14.2% on 2022 purchased loans. The increase was primarily as a result of Consumer Loan performance, as the performance of 2022 purchased loans has been significantly lower than our initial estimates while the performance of 2023 purchased loans has exceeded our initial estimates. Additionally, 2023 purchased loans had a higher initial spread, due to a higher initial forecast and a lower advance rate.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2022	-22.1%	-10.5%
June 30, 2022	5.1%	22.0%
September 30, 2022	29.3%	32.1%
December 31, 2022	25.6%	26.2%
March 31, 2023	22.8%	18.6%
June 30, 2023	12.8%	8.3%
September 30, 2023	13.0%	10.5%
December 31, 2023	26.7%	21.3%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 26.7% and 21.3%, respectively, during the fourth quarter of 2023 as the number of active dealers grew 12.6% and the average unit volume per active dealer increased 12.5%. Dollar volume increased less than unit volume during the fourth quarter of 2023 due to a decrease in the average advance paid, due to decreases in the average advance rate and the average size of Consumer Loans assigned. Unit volume for the 30-day period ended January 30, 2024 grew 21.5% compared to the same period in 2023.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Consumer Loan unit volume	78,652	62,074	26.7%	332,499	280,467	18.6%
Active dealers (1)	9,693	8,612	12.6%	14,174	11,901	19.1%
Average volume per active dealer	8.1	7.2	12.5%	23.5	23.6	-0.4%

Consumer Loan unit volume from dealers active both periods	57,113	51,246	11.4%	282,008	259,999	8.5%
Dealers active both periods	5,750	5,750	—	9,506	9,506	—
Average volume per dealer active both periods	9.9	8.9	11.4%	29.7	27.4	8.5%

Consumer loan unit volume from dealers not active both periods	21,539	10,828	98.9%	50,491	20,468	146.7%
Dealers not active both periods	3,943	2,862	37.8%	4,668	2,395	94.9%
Average volume per dealer not active both periods	5.5	3.8	44.7%	10.8	8.5	27.1%
(1)    Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Consumer Loan unit volume from new active dealers	3,307	2,652	24.7%	46,741	28,223	65.6%
New active dealers (1)	975	775	25.8%	4,070	2,819	44.4%
Average volume per new active dealer	3.4	3.4	0.0%	11.5	10.0	15.0%

Attrition (2)	-17.4%	-14.7%		-7.3%	-6.9%

(1)    New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)    Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last eight quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2022	72.7%	27.3%	68.6%	31.4%
June 30, 2022	74.0%	26.0%	70.4%	29.6%
September 30, 2022	74.3%	25.7%	70.5%	29.5%
December 31, 2022	73.1%	26.9%	69.6%	30.4%
March 31, 2023	72.1%	27.9%	68.1%	31.9%
June 30, 2023	72.4%	27.6%	68.6%	31.4%
September 30, 2023	74.8%	25.2%	71.7%	28.3%
December 31, 2023	77.2%	22.8%	75.0%	25.0%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of December 31, 2023 and December 31, 2022, the net dealer loans receivable balance was 67.7% and 64.7%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended December 31,			For the Years Ended December 31,
	2023	2022	% Change	2023	2022	% Change
GAAP average debt	$4,986.3	$4,591.1	8.6%	$4,785.7	$4,664.8	2.6%
GAAP average shareholders' equity	1,734.3	1,635.2	6.1%	1,722.9	1,637.5	5.2%
Average capital	$6,720.6	$6,226.3	7.9%	$6,508.6	$6,302.3	3.3%
GAAP net income	$93.6	$127.3	-26.5%	$286.1	$535.8	-46.6%
Diluted weighted average shares outstanding	12,837,181	13,294,506	-3.4%	13,010,735	13,625,081	-4.5%
GAAP net income per diluted share	$7.29	$9.58	-23.9%	$21.99	$39.32	-44.1%

The decrease in GAAP net income for the three months ended December 31, 2023, as compared to the same period in 2022, was primarily a result of the following:
•An increase in provision for credit losses of 25.6% ($33.4 million), due to:
•An increase in provision for credit losses on forecast changes of $24.2 million, primarily due to a greater decline in Consumer Loan performance during the fourth quarter of 2023 compared to the same period in 2022. During the fourth quarter of 2023, we decreased our estimate of future net cash flows by $57.0 million, or 0.6%, to reflect a decline in forecasted collection rates during the period and slowed our forecasted net cash flow timing to reflect a decrease in Consumer Loan prepayments to below-average levels. Historically, Consumer Loan prepayments have been lower in periods with less availability of consumer credit. During the fourth quarter of 2022, we decreased our estimate of future net cash flows by $41.1 million, or 0.5%, to reflect a decline in Consumer Loan performance during the period.
•An increase in provision for credit losses on new Consumer Loan assignments of $9.2 million, primarily due to an increase of 26.7% in Consumer Loan assignment unit volume, partially offset by a 9.0% decrease in the average provision per Consumer Loan assignment. The decrease in average provision per new Consumer Loan assignment was primarily due to a decrease in the average advance rate for 2023 Consumer Loans. The following table summarizes each component of provision for credit losses:

(In millions)	For the Three Months Ended December 31,
Provision for Credit Losses	2023	2022	Change
Forecast changes	$94.3	$70.1	$24.2
New Consumer Loan assignments	69.4	60.2	9.2
Total	$163.7	$130.3	$33.4
•An increase in interest expense of 59.5% ($29.4 million), primarily due to an increase in our average cost of debt, which was primarily a result of higher interest rates on recently-completed or extended secured financings and the repayment of older secured financings with lower interest rates.
•An increase in operating expenses of 10.0% ($10.4 million), primarily due to:
•An increase in general and administrative expense of 31.1% ($6.5 million), primarily due to an increase in legal expenses.
•An increase in sales and marketing expense of 17.5% ($3.1 million), primarily due an increase in the size of our sales force and an increase in sales commissions related to growth in Consumer Loan assignment volume.
•A decrease in other income of 29.0% ($7.5 million), primarily due to a $9.6 million decrease in ancillary product profit sharing income primarily due to:
•$5.9 million of income recognized in 2022 related to an inception-to-date adjustment to premium recognition timing based on our historical claims experience on Guaranteed Asset Protection (“GAP”) contracts.
•Increases in average claim rates and volume of claims on GAP contracts.
•A decrease in provision for income taxes of 36.1% ($12.9 million), primarily due to a decrease in taxable income.
•An increase in finance charges of 8.6% ($35.6 million), primarily due to an increase in the average balance of our loan portfolio.

The decrease in GAAP net income for the year ended December 31, 2023, as compared to the same period in 2022, was primarily a result of the following:
•An increase in provision for credit losses of 52.9% ($254.8 million), primarily due to an increase in provision for credit losses on forecast changes of $276.0 million, primarily due to a greater decline in Consumer Loan performance during 2023 compared to 2022. During 2023, we decreased our estimate of future net cash flows by $206.3 million, or 2.3%, to reflect a decline in forecasted collection rates during the period and slowed our forecasted net cash flow timing to reflect a decrease in Consumer Loan prepayments to below-average levels. During 2022, we decreased our estimate of future net cash flows by $59.7 million, or 0.7%, to reflect a decline in Consumer Loan performance during the period. The following table summarizes each component of provision for credit losses:

(In millions)	For the Years Ended December 31,
Provision for Credit Losses	2023	2022	Change
Forecast changes	$413.7	$137.7	$276.0
New Consumer Loan assignments	322.5	343.7	(21.2)
Total	$736.2	$481.4	$254.8

•An increase in interest expense of 60.0% ($99.9 million), primarily due to an increase in our average cost of debt, which was primarily a result of higher interest rates on recently-completed or extended secured financings and the repayment of older secured financings with lower interest rates.
•An increase in operating expenses of 7.7% ($32.8 million), primarily due to:
•An increase in salaries and wages expense of 6.9% ($18.2 million), primarily due to our engineering department as we are investing in our business to enhance our product and transform our technology systems to be more dealer- and customer-focused and an increase in fringe benefits primarily due to higher medical claims.
•An increase in sales and marketing expense of 21.3% ($16.1 million), primarily due to investments in our business to enhance our sales and marketing strategy, an increase in the size of our sales force, and an increase in sales commissions related to growth in Consumer Loan assignment volume.
•An increase in provision for claims of 52.4% ($24.3 million), due to increases in the size of our reinsurance portfolio and the average claim paid per reinsured vehicle service contract.
•An increase in finance charges of 4.1% ($69.1 million), primarily due to an increase in the average balance of our loan portfolio.
•A decrease in provision for income taxes of 53.7% ($94.4 million), primarily due to a decrease in taxable income.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine certain incentive compensation. We also use economic profit as a framework to evaluate business decisions and strategies, with the objective to maximize economic profit over the long term. In addition, certain debt facilities utilize adjusted financial information for the determination of loan collateral values. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus adjusted interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, adjusted loans receivable, economic profit, and economic profit per diluted share are non-GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months and year ended December 31, 2023, compared to the same periods in 2022, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended December 31,			For the Years Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Adjusted average capital	$7,234.3	$6,490.2	11.5%	$6,909.8	$6,466.1	6.9%
Adjusted net income	$129.1	$156.1	-17.3%	$535.6	$720.1	-25.6%
Adjusted interest expense (after-tax)	$63.4	$38.6	64.2%	$209.5	$130.4	60.7%
Adjusted net income plus adjusted interest expense (after-tax)	$192.5	$194.7	-1.1%	$745.1	$850.5	-12.4%
Adjusted return on capital	10.6%	12.0%	-11.7%	10.8%	13.2%	-18.2%
Cost of capital	7.6%	6.6%	15.2%	7.0%	5.8%	20.7%
Economic profit	$55.9	$88.1	-36.5%	$260.5	$476.6	-45.3%
Diluted weighted average shares outstanding	12,837,181	13,294,506	-3.4%	13,010,735	13,625,081	-4.5%
Adjusted net income per diluted share	$10.06	$11.74	-14.3%	$41.17	$52.85	-22.1%
Economic profit per diluted share	$4.35	$6.63	-34.4%	$20.02	$34.98	-42.8%

Economic profit decreased 36.5% and 45.3% for the three months and year ended December 31, 2023, as compared to the same periods in 2022. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the changes in economic profit for the three months and year ended December 31, 2023, as compared to the same periods in 2022:

(In millions)	Year over Year Change in Economic Profit
	For the Three Months Ended December 31, 2023	For the Year Ended December 31, 2023
Decrease in adjusted return on capital	$(24.4)	$(162.3)
Increase in cost of capital	(17.9)	(83.7)
Increase in adjusted average capital	10.1	29.9
Decrease in economic profit	$(32.2)	$(216.1)

The decrease in economic profit for the three months ended December 31, 2023, as compared to the same period in 2022, was primarily a result of the following:
•A decrease in our adjusted return on capital of 140 basis points, primarily due to:
•A decrease in the yield used to recognize adjusted finance charges on our loan portfolio decreased our adjusted return on capital by 90 basis points, primarily due to a decline in forecasted collection rates since the fourth quarter of 2022 and slower forecasted net cash flow timing during 2023, primarily as a result of a decrease in Consumer Loan prepayments to below-average levels.
•A decrease in other income decreased our adjusted return on capital by 40 basis points, primarily due to a $9.6 million decrease in ancillary product profit sharing income primarily due to:
•$5.9 million of income recognized in 2022 related to an inception-to-date adjustment to premium recognition timing based on our historical claims experience on GAP contracts.
•Increases in average claim rates and volume of claims on GAP contracts.
•An increase in our cost of capital, primarily due to an increase in our cost of debt.
•An increase in adjusted average capital of 11.5%, primarily due to an increase in the average balance of our loan portfolio.

The decrease in economic profit for the year ended December 31, 2023, as compared to the same period in 2022, was primarily a result of the following:
•A decrease in our adjusted return on capital of 240 basis points, primarily due to a decrease in the yield used to recognize adjusted finance charges on our loan portfolio, which decreased our adjusted return on capital by 200 basis points. The decrease was primarily due to a decline in forecasted collection rates since the third quarter of 2022 and slower forecasted net cash flow timing during 2023, primarily as a result of a decrease in Consumer Loan prepayments to below-average levels.
•An increase in our cost of capital, primarily due to an increase in our cost of debt.
•An increase in adjusted average capital of 6.9%, primarily due to an increase in the average balance of our loan portfolio.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Adjusted revenue as a percentage of adjusted average capital (1)	20.2%	20.7%	21.2%	20.6%	22.0%	23.4%	24.9%	24.4%
Operating expenses as a percentage of adjusted average capital (1)	6.3%	6.3%	6.9%	7.2%	6.4%	6.4%	7.3%	6.3%
Adjusted return on capital (1)	10.6%	11.1%	11.1%	10.3%	12.0%	13.1%	13.6%	13.9%
Percentage change in adjusted average capital compared to the same period in the prior year	11.5%	8.8%	6.2%	1.0%	-2.4%	-8.2%	-12.8%	-10.7%

(1)    Annualized.

The decrease in adjusted revenue as a percentage of adjusted average capital for the three months ended December 31, 2023, as compared to the three months ended September 30, 2023, was primarily due to a decrease in the yield used to recognize adjusted finance charges on our loan portfolio. The decrease in the yield decreased our adjusted return on capital by 40 basis points, primarily due to a decline in forecasted collection rates in the third and fourth quarters of 2023 and slower forecasted net cash flow timing, primarily as a result of a decrease in Consumer Loan prepayments to below-average levels.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Adjusted net income
GAAP net income	$93.6	$70.8	$22.2	$99.5	$127.3	$86.8	$107.4	$214.3
Floating yield adjustment (after-tax)	(83.9)	(76.4)	(73.9)	(75.9)	(69.3)	(53.7)	(34.3)	(39.2)
GAAP provision for credit losses (after-tax)	126.1	142.1	192.9	105.8	100.4	138.7	113.6	18.0
Senior notes adjustment (after-tax)	(2.6)	(0.5)	(0.6)	(0.5)	(0.5)	(0.5)	(0.6)	(0.5)
Income tax adjustment (1)	(4.1)	3.5	(0.6)	(1.9)	(1.8)	7.2	2.1	4.7
Adjusted net income	$129.1	$139.5	$140.0	$127.0	$156.1	$178.5	$188.2	$197.3

Adjusted net income per diluted share (2)	$10.06	$10.70	$10.69	$9.71	$11.74	$13.36	$13.92	$13.76
Diluted weighted average shares outstanding	12,837,181	13,039,638	13,099,961	13,073,316	13,294,506	13,364,160	13,517,979	14,341,523

Adjusted revenue
GAAP total revenue	$491.6	$478.6	$477.9	$453.8	$459.0	$460.3	$457.4	$455.7
Floating yield adjustment	(108.9)	(99.3)	(96.1)	(98.4)	(90.0)	(69.8)	(44.5)	(50.9)
GAAP provision for claims	(16.6)	(16.5)	(19.7)	(17.9)	(12.4)	(12.9)	(12.2)	(8.9)
Adjusted revenue	$366.1	$362.8	$362.1	$337.5	$356.6	$377.6	$400.7	$395.9

Adjusted average capital
GAAP average debt	$4,986.3	$4,831.4	$4,730.3	$4,594.7	$4,591.1	$4,705.9	$4,772.9	$4,589.4
Deferred debt issuance adjustment	20.9	24.5	24.0	21.2	21.3	22.6	22.5	24.9
Senior notes debt adjustment	2.8	3.4	3.4	3.4	3.4	3.4	3.4	3.4
Adjusted average debt	5,010.0	4,859.3	4,757.7	4,619.3	4,615.8	4,731.9	4,798.8	4,617.7
GAAP average shareholders' equity	1,734.3	1,731.3	1,752.6	1,673.3	1,635.2	1,547.8	1,538.8	1,828.1
Senior notes equity adjustment	2.0	2.9	3.4	4.0	4.5	5.0	5.5	6.0
Income tax adjustment (3)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	606.5	548.9	433.9	373.7	353.2	290.5	204.7	154.9
Adjusted average equity	2,224.3	2,164.6	2,071.4	1,932.5	1,874.4	1,724.8	1,630.5	1,870.5
Adjusted average capital	$7,234.3	$7,023.9	$6,829.1	$6,551.8	$6,490.2	$6,456.7	$6,429.3	$6,488.2

Adjusted revenue as a percentage of adjusted average capital (4)	20.2%	20.7%	21.2%	20.6%	22.0%	23.4%	24.9%	24.4%

Adjusted loans receivable
GAAP loans receivable, net	$6,955.3	$6,780.5	$6,610.3	$6,500.3	$6,297.7	$6,311.6	$6,323.7	$6,327.2
Floating yield adjustment	803.8	748.9	663.7	509.2	470.2	429.9	319.4	216.5
Adjusted loans receivable	$7,759.1	$7,529.4	$7,274.0	$7,009.5	$6,767.9	$6,741.5	$6,643.1	$6,543.7

Adjusted interest expense (after-tax)
GAAP interest expense	$78.8	$70.5	$62.8	$54.4	$49.4	$41.8	$38.9	$36.5
Senior notes adjustment	3.5	0.7	0.7	0.7	0.7	0.7	0.7	0.7
Adjusted interest expense (pre-tax)	82.3	71.2	63.5	55.1	50.1	42.5	39.6	37.2
Adjustment to record tax effect (1)	(18.9)	(16.4)	(14.6)	(12.7)	(11.5)	(9.8)	(9.1)	(8.6)
Adjusted interest expense (after-tax)	$63.4	$54.8	$48.9	$42.4	$38.6	$32.7	$30.5	$28.6

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    Net income per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per diluted share information may not equal year-to-date net income per diluted share.
(3)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(4)    Annualized.

(Dollars in millions)	For the Three Months Ended
	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Adjusted return on capital (1)
Adjusted net income	$129.1	$139.5	$140.0	$127.0	$156.1	$178.5	$188.2	$197.3
Adjusted interest expense (after-tax)	63.4	54.8	48.9	42.4	38.6	32.7	30.5	28.6
Adjusted net income plus adjusted interest expense (after-tax)	$192.5	$194.3	$188.9	$169.4	$194.7	$211.2	$218.7	$225.9

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (2)	21.6%	16.4%	5.1%	23.8%	31.1%	22.4%	27.9%	46.9%
Non-GAAP adjustments	-11.0%	-5.3%	6.0%	-13.5%	-19.1%	-9.3%	-14.3%	-33.0%
Adjusted return on capital (1)	10.6%	11.1%	11.1%	10.3%	12.0%	13.1%	13.6%	13.9%

Economic profit
Adjusted return on capital	10.6%	11.1%	11.1%	10.3%	12.0%	13.1%	13.6%	13.9%
Cost of capital (3) (4)	7.6%	7.1%	6.7%	6.6%	6.6%	5.8%	5.5%	5.2%
Adjusted return on capital in excess of cost of capital	3.0%	4.0%	4.4%	3.7%	5.4%	7.3%	8.1%	8.7%
Adjusted average capital	$7,234.3	$7,023.9	$6,829.1	$6,551.8	$6,490.2	$6,456.7	$6,429.3	$6,488.2
Economic profit	$55.9	$69.1	$74.1	$61.4	$88.1	$116.9	$130.0	$141.6

Reconciliation of GAAP net income to economic profit
GAAP net income	$93.6	$70.8	$22.2	$99.5	$127.3	$86.8	$107.4	$214.3
Non-GAAP adjustments	35.5	68.7	117.8	27.5	28.8	91.7	80.8	(17.0)
Adjusted net income	129.1	139.5	140.0	127.0	156.1	178.5	188.2	197.3
Adjusted interest expense (after-tax)	63.4	54.8	48.9	42.4	38.6	32.7	30.5	28.6
Adjusted net income plus adjusted interest expense (after-tax)	192.5	194.3	188.9	169.4	194.7	211.2	218.7	225.9
Less: cost of capital	136.6	125.2	114.8	108.0	106.6	94.3	88.7	84.3
Economic profit	$55.9	$69.1	$74.1	$61.4	$88.1	$116.9	$130.0	$141.6

Economic profit per diluted share (5)	$4.35	$5.30	$5.66	$4.70	$6.63	$8.75	$9.62	$9.87

Operating expenses
GAAP salaries and wages	$66.1	$66.7	$70.2	$77.2	$65.3	$66.9	$65.4	$64.4
GAAP general and administrative	27.4	21.3	20.5	18.0	20.9	16.6	32.3	18.9
GAAP sales and marketing	20.8	22.5	26.3	22.1	17.7	19.7	19.0	19.2
Operating expenses	$114.3	$110.5	$117.0	$117.3	$103.9	$103.2	$116.7	$102.5

Operating expenses as a percentage of adjusted average capital (4)	6.3%	6.3%	6.9%	7.2%	6.4%	6.4%	7.3%	6.3%

Percentage change in adjusted average capital compared to the same period in the prior year	11.5%	8.8%	6.2%	1.0%	-2.4%	-8.2%	-12.8%	-10.7%

(1)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.
(2)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(3)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022	Jun. 30, 2022	Mar. 31, 2022
Average 30-year Treasury rate	4.7%	4.2%	3.8%	3.8%	4.0%	3.3%	2.9%	2.2%
Adjusted pre-tax average cost of debt (4)	6.3%	5.9%	5.3%	4.8%	4.3%	3.6%	3.3%	3.2%

(4)    Annualized.
(5)    Economic profit per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly economic profit per diluted share information may not equal year-to-date economic profit per diluted share.

(In millions, except share and per share data)	For the Years Ended December 31,
	2023	2022
Adjusted net income
GAAP net income	$286.1	$535.8
Floating yield adjustment (after-tax)	(310.1)	(196.5)
GAAP provision for credit losses (after-tax)	566.9	370.7
Senior notes adjustment (after-tax)	(4.2)	(2.1)
Income tax adjustment (1)	(3.1)	12.2
Adjusted net income	$535.6	$720.1

Adjusted net income per diluted share	$41.17	$52.85
Diluted weighted average shares outstanding	13,010,735	13,625,081

Adjusted average capital
GAAP average debt	$4,785.7	$4,664.8
Deferred debt issuance adjustment	22.7	22.8
Senior notes debt adjustment	3.2	3.4
Adjusted average debt	4,811.6	4,691.0
GAAP average shareholders' equity	1,722.9	1,637.5
Senior notes equity adjustment	3.1	5.3
Income tax adjustment (2)	(118.5)	(118.5)
Floating yield adjustment	490.7	250.8
Adjusted average equity	2,098.2	1,775.1
Adjusted average capital	$6,909.8	$6,466.1

Adjusted interest expense (after-tax)
GAAP interest expense	$266.5	$166.6
Senior notes adjustment	5.6	2.8
Adjusted interest expense (pre-tax)	272.1	169.4
Adjustment to record tax effect (1)	(62.6)	(39.0)
Adjusted interest expense (after-tax)	$209.5	$130.4

Adjusted return on capital (4)
Adjusted net income	$535.6	$720.1
Adjusted interest expense (after-tax)	209.5	130.4
Adjusted net income plus adjusted interest expense (after-tax)	$745.1	$850.5

Reconciliation of GAAP return on equity to adjusted return on capital
GAAP return on equity (3)	16.6%	32.7%
Non-GAAP adjustments	-5.8%	-19.5%
Adjusted return on capital (4)	10.8%	13.2%

Economic profit
Adjusted return on capital	10.8%	13.2%
Cost of capital (5)	7.0%	5.8%
Adjusted return on capital in excess of cost of capital	3.8%	7.4%
Adjusted average capital	$6,909.8	$6,466.1
Economic profit	$260.5	$476.6

Reconciliation of GAAP net income to economic profit
GAAP net income	$286.1	$535.8
Non-GAAP adjustments	249.5	184.3
Adjusted net income	535.6	720.1
Adjusted interest expense (after-tax)	209.5	130.4
Adjusted net income plus adjusted interest expense (after-tax)	745.1	850.5
Less: cost of capital	484.6	373.9
Economic profit	$260.5	$476.6

Economic profit per diluted share (6)	$20.02	$34.98

(In millions)	For the Years Ended December 31,
	2023	2022
Operating expenses
GAAP salaries and wages	$280.2	$262.0
GAAP general and administrative	87.2	88.7
GAAP sales and marketing	91.7	75.6
Operating expenses	$459.1	$426.3

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(3)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(4)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.
(5)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 - tax rate) x (the average 30-year Treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Years Ended December 31,
	2023	2022
Average 30-year Treasury rate	4.1%	3.1%
Adjusted pre-tax average cost of debt	5.5%	3.6%

(6)    Economic profit per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly economic profit per diluted share information may not equal year-to-date economic profit per diluted share.

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. We believe the economics of our business are best exhibited by recognizing loan revenue on a level-yield basis over the life of the loan based on expected future net cash flows. The purpose of this non-GAAP adjustment is to provide insight into our business by showing this level yield measure of income. Under GAAP, contractual amounts due in excess of the loan receivable balance at the time of assignment will be reflected as interest income, while contractual amounts due that are not expected to be collected are reflected in the provision for credit losses. Our non-GAAP floating yield adjustment recognizes the net effects of contractual interest income and expected credit losses in a single measure of finance charge revenue, consistent with how we manage our business. The floating yield adjustment recognizes revenue on a level-yield basis based upon expected future net cash flows, with any changes in expected future net cash flows, which are recognized immediately under GAAP as provision for credit losses, recognized over the remaining forecast period (up to 120 months after the origination date of the underlying Consumer Loans) for each individual dealer loan and purchased loan. The floating yield adjustment does not accelerate revenue recognition. Rather, it reduces revenue by taking amounts that are reported under GAAP as provision for credit losses and instead treating them as reductions of revenue over time.

Under the GAAP methodology we employ, which is known as the current expected credit loss model, or CECL, we are required to recognize:
•a significant provision for credit losses expense at the time of the loan’s assignment to us for contractual net cash flows we do not expect to realize; and
•finance charge revenue in subsequent periods that is significantly in excess of our expected yields.

Due to the GAAP treatment of contractual net cash flows we do not expect to realize at the time of loan assignment (i.e. significant expense at the time of loan assignment, which is offset by higher revenue in subsequent periods), we do not believe the GAAP methodology we employ provides sufficient transparency into the economics of our business. Our floating yield adjustment enables us to provide measures of income that are not impacted by GAAP’s treatment of contractual net cash flows we do not expect to realize at the time of loan assignment. We believe the floating yield adjustment is presented in a manner which reflects both the economic reality of our business and how the business is managed and provides valuable supplemental information to help investors better understand our business, executive compensation, liquidity, and capital resources.

Senior Notes Adjustment

This non-GAAP adjustment modifies our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes. Our historical adjusted financial information reflects application of the senior notes adjustment as described below in connection with (i) the issuance by us in 2014 of $300.0 million principal amount of 6.125% senior notes due 2021 (the “2021 senior notes”) and the related retirement of our 9.125% senior notes due 2017 (the “2017 senior notes”) and (ii) the issuance by us in 2019 of $400.0 million principal amount of 5.125% senior notes due 2024 (the “2024 senior notes”) and the related retirement of the 2021 senior notes and our 7.375% senior notes due 2023 (the “2023 senior notes”).

We issued the 2024 senior notes on December 18, 2019. We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of the 2021 senior notes, of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of the 2023 senior notes on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.

We issued the 2021 senior notes on January 22, 2014. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of the 2017 senior notes. Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs to be recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred to be recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and were being recognized ratably over the term of the 2024 senior notes, until the repurchase and redemption of the 2024 senior notes in December 2023.

We believe the application of the senior notes adjustment as described above provided a more accurate reflection of the performance of our business, since we were recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities. We have determined not to apply the senior notes adjustment in connection with the issuance by us in December 2023 of our 9.250% senior notes due 2028 and the related retirement of the 2024 senior notes, because the adjustment would not be material.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2023, and Item 1A in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on October 30, 2023, and other risk factors discussed herein or listed from time to time in our reports filed with the SEC and the following:

Industry, Operational, and Macroeconomic Risks
•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•An outbreak of contagious disease, such as the COVID-19 pandemic, or other public health emergency could materially and adversely affect our business, financial condition, liquidity, and results of operations.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•The concentration in several states of automobile dealers who participate in our programs could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign engineering personnel could be hindered by immigration restrictions.
•We may be unable to execute our business strategy due to current economic conditions.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity, and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Natural disasters, climate change, military conflicts, acts of war, terrorist attacks and threats, or the escalation of military activity in response to terrorist attacks or otherwise may negatively affect our business, financial condition, and results of operations.
•Governmental or market responses to climate change and related environmental issues could have a material adverse effect on our business.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financings or revolving secured warehouse facilities could have a material adverse impact on our operations.

•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations, and adversely affect our financial condition.
•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability, and liquidity.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition, and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity, and results of operations.

Technology and Cybersecurity Risks
•Our dependence on technology could have a material adverse effect on our business.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability, and damage our reputation.

Legal and Regulatory Risks
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations, and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition, and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events, or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on January 31, 2024 at 5:00 p.m. Eastern Time to discuss our fourth quarter and full year results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by telephone as described below. Only persons accessing the webcast by telephone will be able to pose questions to the presenters during the webcast. A replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

To participate in the webcast by telephone, you must pre-register at https://register.vevent.com/register/BIa587abf9e20b46eda4c0913717005f3c, or through the link posted on the “Investor Relations” section of our website at ir.creditacceptance.com. Upon registration you will be provided with the dial-in number and a unique PIN to access the webcast by telephone.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
Revenue:
Finance charges	$451.6	$416.0	$1,755.4	$1,686.3
Premiums earned	21.6	17.1	79.6	62.7
Other income	18.4	25.9	66.9	83.4
Total revenue	491.6	459.0	1,901.9	1,832.4
Costs and expenses:
Salaries and wages	66.1	65.3	280.2	262.0
General and administrative	27.4	20.9	87.2	88.7
Sales and marketing	20.8	17.7	91.7	75.6
Total operating expenses	114.3	103.9	459.1	426.3

Provision for credit losses on forecast changes	94.3	70.1	413.7	137.7
Provision for credit losses on new Consumer Loan assignments	69.4	60.2	322.5	343.7
Total provision for credit losses	163.7	130.3	736.2	481.4

Interest	78.8	49.4	266.5	166.6
Provision for claims	16.6	12.4	70.7	46.4
Loss on extinguishment of debt	1.8	—	1.8	—
Total costs and expenses	375.2	296.0	1,534.3	1,120.7
Income before provision for income taxes	116.4	163.0	367.6	711.7
Provision for income taxes	22.8	35.7	81.5	175.9
Net income	$93.6	$127.3	$286.1	$535.8

Net income per share:
Basic	$7.33	$9.59	$22.09	$39.50
Diluted	$7.29	$9.58	$21.99	$39.32

Weighted average shares outstanding:
Basic	12,775,616	13,272,214	12,953,424	13,563,885
Diluted	12,837,181	13,294,506	13,010,735	13,625,081

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	December 31, 2023	December 31, 2022
ASSETS:
Cash and cash equivalents	$13.2	$7.7
Restricted cash and cash equivalents	457.7	410.0
Restricted securities available for sale	93.2	72.3

Loans receivable	10,020.1	9,165.5
Allowance for credit losses	(3,064.8)	(2,867.8)
Loans receivable, net	6,955.3	6,297.7

Property and equipment, net	46.5	51.4
Income taxes receivable	4.3	8.7
Other assets	40.0	56.9
Total assets	$7,610.2	$6,904.7

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$318.8	$260.8
Revolving secured lines of credit	79.2	30.9
Secured financing	3,990.9	3,756.4
Senior notes	989.0	794.5
Mortgage note	8.4	8.9
Deferred income taxes, net	389.2	426.7
Income taxes payable	81.0	2.5
Total liabilities	5,856.5	5,280.7

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 12,522,397 and 12,756,885 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	0.1	0.1
Paid-in capital	279.0	245.7
Retained earnings	1,475.6	1,381.1
Accumulated other comprehensive loss	(1.0)	(2.9)
Total shareholders’ equity	1,753.7	1,624.0
Total liabilities and shareholders’ equity	$7,610.2	$6,904.7